EXHIBIT 10.4

THC Therapeutics Inc-THCT

DIRECTOR AGREEMENT

THIS DIRECTOR AGREEMENT (the “Agreement”) is made effective as of the 4/25/2019, and is by and between THC Therapeutics, Inc., a Nevada corporation and a public company traded on the quotation board operated by OTC Markets Group, Inc. [OTC: THCT] (hereinafter referred to as the “Company”), and Fiorenzo A. Villani (hereinafter referred to as the “Director”).

WHEREAS, it is essential to the Company to retain and attract as directors the most capable persons available to serve on the board of directors of the Company (the “Board”).

WHEREAS, the Board believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and desires to appoint the Director to fill an existing vacancy on the Board and to perform the duties of a Director.

WHEREAS the Director desires to be so appointed for such position and to perform the duties required of such position in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1. DUTIES.

a. The Director will serve as a director of the Company and perform all duties as a director of the Company, including without limitation (a) attending meetings of the Board, likely to occur quarterly on an in-person basis or more frequently by telephone, (b) serving, if requested, on one or more committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member, and (c) using reasonable efforts to promote the business of the Company. In fulfilling his responsibilities as a director of the Company, Director agrees that he shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

b. The Director will perform such duties described herein in accordance with the applicable laws and rules and regulations pertaining to the Director's performance hereunder, including without limitation, laws, rules and regulations relating to a public company.

c. The Director will at all times act as a fiduciary in the service and best interests of the Company.  In addition, the Director agrees to (i) provide all information regarding himself or herself as the Company requires to satisfy its disclosure obligations under applicable securities laws; (ii) timely file with the Securities and Exchange Commission all reports and schedules required of the Director in his or her personal capacity by virtue of his or her relationship with the Company (e.g. Forms 3, 4 and 5 as contemplated by Section 16(a) of the Securities Exchange Act of 1934).

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2. [RESERVED].

3. TERM.  The term of this Agreement (the “Directorship Term”) shall commence as of the date of the Director’s appointment by the Board of Directors of the Company and shall continue until the next annual meeting of the stockholders, or until the Director’s removal or resignation.

4. COMPENSATION.  For all services to be rendered by the Director in any capacity hereunder, the Company and Director agree as follows:

A. At execution of this agreement, Thirteen Thousand (13,000) Series A shares Preferred Shares will be to Thrust Capital, Ltd, A Bermuda limited liability company 100% controlled by Fiorenzo A. Villani. Thirteen thousand (13,000) Series A Preferred Shares will be delivered within 7 business days of the closing of this agreement Series A shares convert into 100 shares of common stock = 1.3 million shares after all shares are converted.

B. For services rendered by Director pursuant to this Agreement, the Company agrees to pay the Director shares of Company common stock equivalent to a payment of $90,000 per annum, payable quarterly on the first day of each fiscal quarter beginning [July 31st], valued based on the closing price listed on the OTCMarkets OTCQB service as of the date hereof. Such stock will be considered restricted stock under the Securities Act of 1933, and Rule 144 promulgated thereunder. Shares will be prorated the first year

C. NO OTHER BENEFITS OR COMPENSATION. Director acknowledges and agrees that he/she is not granted and is not entitled to any other benefits or compensation from the Company for the services provided under this Agreement.

5. EXPENSES.  In addition to the compensation provided in paragraph 4, the Company will reimburse the Director for reasonable travel costs associated with attending four Board of Director meetings in Las Vegas/San Diego each year, as well as other pre-approved reasonable business related expenses incurred in good faith in the performance of the Director’s duties for the Company. Such payments shall be made by the Company upon submission by the Director of a signed statement itemizing the expenses incurred.  Such statement shall be accompanied by sufficient documentary matter to support the expenditures.

6. LIMITATION OF LIABILITY. In no event shall the Director be individually liable or have personal recourse to the Company or its stockholders for any damages for breach of fiduciary duty as an Director of the Company, unless Director's act or failure to act involves intentional gross misconduct, fraud, criminal acts or a knowing violation of law.

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7. D&O INSURANCE. The Company does not currently maintain a policy or policies of Director and Officer (D&O) liability insurance, and the Director acknowledges this fact. Upon the Company’s receipt of D&O liability insurance coverage, the Director shall be included as an additional insured under such D&O insurance policy.

8. DIRECTOR COVENANTS:

a. Unauthorized Disclosure.  The Director agrees and understands that in the Director’s position with the Company, the Director  will have has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, pricing, sourcing, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company, or use such information for his or her own benefit or for the benefit of any third person; provided, however, that the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. Upon termination of the Directorship Term, the Director will promptly return to the Company and/or destroy at the Company’s direction all property, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director’s position with the Company during or prior to the Directorship Term.

b. [Reserved].

c. Insider Trading Guidelines.  Director agrees to never participate in any insider trading and will comply with any policies adopted by the Company that are applicable to directors, such as an Insider Trading Policy.

d. Remedies.  The Director agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director.

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e. Survival.  The provisions of this Section 8 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 8.

9. TERMINATION.  With or without cause, either party may terminate this Agreement at any time upon BOARD VOTE FROM 75% OF THE BOARD WOULD TERMINATE A BOARD MEMBER and the Company shall be obligated to pay to the Director the compensation and expenses due up to the date of the termination. Nothing contained herein or omitted herefrom shall prevent the shareholder(s) of the Company from removing the Director with immediate effect at any time for any reason.

10. [RESERVED].

11. EFFECT OF WAIVER.  The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

12. NOTICES. All notices must be in writing. A notice may be delivered to a party at the address that follows a party's signature BELOW or to a new address that a party designates in writing. A notice may be delivered in person, by certified mail, or by overnight courier.

13. GOVERNING LAW.  This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Nevada without reference to that state’s conflicts of laws principles.

14. ASSIGNMENT.  The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns.  The duties and obligations of the Director under this Agreement are personal and therefore the Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

15. MISCELLANEOUS.  If any provision of this Agreement shall be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

16. PARAGRAPH HEADINGS.  The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. COUNTERPARTS.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

18. ENTIRE AGREEMENT.  Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Director Agreement to be duly executed and signed effective as of the day and year first above written.

THE COMPANY: THC Therapeutics, Inc.

By:	/s/ Brandon Romanek
Name:	Brandon Romanek
Title:	Founder & CEO

THE DIRECTOR:

Fiorenzo A. Villani,
Managing Partner, Thrust Capital, Ltd.

/s/ Fiorenzo A. Villani
Individually

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